[letterhead]


April 29, 1997

The Guardian Insurance & Annuity Company, Inc.
201 Park Avenue South
New York, New York 10003

Sir or Madam:

      In my capacity as Vice President and Actuary of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), I have provided actuarial advice concerning the following: (a) the preparation of Post-Effective Amendment No. 19 to the Registration Statement for The Guardian Separate Account B filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Post-Effective Amendment") relating to the offer and sale of single premium variable life insurance policies issued by GIAC (the "Policies"); and
(b) the preparation of policy forms for the Policies described in the Post-Effective Amendment.

      It is my professional opinion that:

      1. For policies in the preferred, standard or substandard classifications, the "sales load", as defined in paragraph (c)(4) of Rule 6e-2 under the Investment Company Act of 1940, is less than 6% of the gross single premium and, hence, complies with such Rule.

      2. The illustrations of death benefits, cash values and accumulated premiums, and the assumptions upon which they are based, as set forth in the section of the prospectus entitled "Illustrations of Death Benefits and Cash Values" contained in the Post-Effective Amendment are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies aged 5, 15, 40 or 55 in the standard underwriting class than to prospective purchasers of Policies at other ages or in other underwriting classes.

      3.    The  examples  set forth in the section of the  prospectus  entitled
            "The   Policy"   are  based  on  the   assumptions   stated  in  the
            illustrations and are consistent with the provisions of the Policy.

      I hereby consent to the filing of this opinion as an exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

      Very truly yours,


      /s/ Charles G. Fisher

      Charles G. Fisher, F.S.A.
      Vice President and Actuary